EXHIBIT 8


                             SECURED PROMISSORY NOTE

$2,151,491.39                                                     April 20, 2005

         FOR VALUE RECEIVED, the sufficiency and adequacy of which is hereby acknowledged, Brad Honigfeld, a resident of Nevada ("MAKER"), promises to pay to the order of Bart A. Brown, Jr., a resident of Kentucky ("Payee"), the principal sum of $2,151,491.39, together with interest until paid, as set forth in this Note.

         Maker has made and issued this Note as evidence of Maker's obligation to pay the principal sum and interest accruing thereon pursuant to the terms of a certain Amended and Restated Stock Purchase Agreement of even date herewith between Maker, as purchaser thereunder, and Payee, as seller thereunder (the "Agreement").

         As collateral security for the performance of Maker's obligations under this Note and the Agreement, Maker has agreed to pledge certain securities to Payee pursuant to the terms of a certain Pledge Agreement of even date herewith executed by Maker and delivered to Payee (the "Pledge Agreement.").

         1. Principal and Interest Payments. The principal sum, together with interest accruing thereon at the rate of 5% per annum pursuant to a five year amortization schedule, shall be paid, in accordance with the schedule annexed to this Note as Schedule A, in 31 payments, each in the amount of $43,874.80, to be paid during the period commencing on September 20, 2005 and continuing monthly thereafter to and including March 20, 2008, and a final payment to be made on April 20, 2008 in the amount of $1,043,952.46.

         2. Default; Acceleration; Costs of Collection.

                2.1 Any of the following shall constitute an "EVENT OF DEFAULT":

                           (a) there shall occur any failure by Maker to pay,
when due, any principal of or interest on the Note; or

                           (b) there shall occur any default by Maker in the
performance of any agreement, covenant or obligation contained in the Agreement, other than any obligation relating to the Unsecured Note delivered pursuant to
Section 2.2 thereof, or in the Pledge Agreement, and such default is not cured to Payee's satisfaction within 15 days after the sooner to occur of Maker's receipt of notice of such default from Payee; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 15-day period or which is a willful and knowing default by Maker;

                           (c) any representation or warranty made by Maker in
the Agreement shall prove to have been untrue or incorrect in any material respect when made; or

                           (d) Maker shall (i) admit in writing his inability,
or be generally unable, to pay his debts as the debts become due, (ii) make a general assignment for the benefit of his creditors, (iii) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or(v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code.

                  2.2 Upon the occurrence of an Event of Default, the unpaid principal with interest and all other sums evidenced by this Note shall, at the option of Payee and in Payee's discretion, become immediately due and payable.

                  2.3 Upon and during the continuance of an Event of Default, Maker shall pay Payee's reasonable costs and expenses (including reasonable attorneys fees and expenses) incurred in collecting the principal and interest due under this Note, including, but not limited to, any reasonable attorneys fees and expenses incurred by Payee in connection with asserting, enforcing, pursuing or preserving its claim in any bankruptcy proceeding.

         3. Default Rate of Interest. If Maker fails to make timely payments to Payee under this Note, Maker shall pay to Payee on demand the amounts due with interest at the rate of one and one-half percent (1.5%) per month from the due date until paid.

         4. Prepayment. Maker shall be privileged to prepay this Note in whole or in part, together with all interest accrued through the date of payment, at any time without premium or penalty. All partial prepayments shall be applied in inverse order of maturity.

         5. Certain Waivers. As to this Note, Maker waives all applicable exemption rights, whether under any state constitution or otherwise, and also waives valuation and appraisement, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment of this Note, and notice of acceleration and expressly agrees that the maturity of this Note, or any payment under this Note, may be extended from time to time without in any way affecting the liability of Maker.

         6. Preservation of Payee Rights. No failure on the part of Payee to exercise any right or remedy hereunder, whether before or after the happening of an Event of Default shall constitute a waiver thereof, and no waiver of any past Event of Default shall constitute waiver of any future default or of any other Event of Default. No failure to accelerate the indebtedness evidenced hereby by reason of any Event of Default hereunder, or acceptance of a past due installment, or indulgence granted from time to time, shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or shall be deemed to be a novation of this Note or as a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right that Payee may have, whether by the laws of the State of New York, by agreement, or otherwise. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

         7. Notices. Any notice required or permitted by or in connection with this Note shall be given in accordance with the notice provisions contained in the Agreement, and if so given, shall be deemed to have been sufficiently made hereunder.

         8. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York without regard to such state's choice of law rules. In the event any legal action becomes necessary to enforce or interpret the terms of this Note, the parties agree that such action may be brought in the Supreme Court of the State of New York, County of New York, or in the U.S. District Court for the Southern District of New York sitting in New York County, and the parties hereby submit to the jurisdiction of such courts.

         9. Severability. In case any provision or any part of any provision contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or remaining part of the affected provision of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein but only to the extent such provision or part thereof is invalid, illegal, or unenforceable.

         10. Mutual Waiver of Jury Trial. Maker and Payee waive all rights to trial by jury of any claims of any kind arising under or relating in any way to this Note. Maker and Payee acknowledge that this is a waiver of a legal right and represent to each other that these waivers are made knowingly and voluntarily after consultation with counsel of their choice. Maker and Payee agree that all such claims shall be tried before a judge of a court having jurisdiction without a jury.

         11. No Usury. Anything elsewhere contained in this Note to the contrary notwithstanding, if for any reason the interest paid or payable hereunder, pursuant to the interest rate and/or default rate of interest, should exceed the maximum lawful interest that the Payee shall be permitted to receive from the Maker hereunder, the amount of such interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the obligation of the Maker evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the Maker, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

         IN WITNESS WHEREOF, and intending to be legally bound hereby Maker executes this Note as of the date first written above.


                                                   /s/ Brad Honigfeld
                                                   -----------------------
                                                   Brad Honigfeld

Principal       2,151,491.39          Schedule A
Interest Month     35,858.20
Principal       2,187,349.59
Rate                  5.000%
Term                      56
Payment            43,874.80

                                                                  Additional ----------Cummulative------------
Payment #    Principal      Payment   Interest    Principal   Principal   Interest     Principal      Payments

        1 2,187,349.59    43,874.80   9,113.96    34,760.84               9,113.96     34,760.84     43,874.80
        2 2,152,588.75    43,874.80   8,969.12    34,905.68              18,083.08     69,666.52     87,749.60
        3 2,117,683.07    43,874.80   8,823.68    35,051.12              26,906.76    104,717.64    131,624.40
        4 2,082,631.95    43,874.80   8,677.63    35,197.17              35,584.39    139,914.81    175,499.19
        5 2,047,434.78    43,874.80   8,530.98    35,343.82              44,115.37    175,258.63    219,373.99
        6 2,012,090.96    43,874.80   8,383.71    35,491.09              52,499.08    210,749.71    263,248.79
        7 1,976,599.88    43,874.80   8,235.83    35,638.97              60,734.91    246,388.68    307,123.59
        8 1,940,960.91    43,874.80   8,087.34    35,787.46              68,822.25    282,176.14    350,998.39
        9 1,905,173.45    43,874.80   7,938.22    35,936.58              76,760.47    318,112.72    394,873.19
       10 1,869,236.87    43,874.80   7,788.49    36,086.31              84,548.96    354,199.03    438,747.99
       11 1,833,150.56    43,874.80   7,638.13    36,236.67              92,187.09    390,435.70    482,622.79
       12 1,796,913.89    43,874.80   7,487.14    36,387.66              99,674.23    426,823.36    526,497.58
       13 1,760,526.23    43,874.80   7,335.53    36,539.27             107,009.75    463,362.63    570,372.38
       14 1,723,986.96    43,874.80   7,183.28    36,691.52             114,193.03    500,054.15    614,247.18
       15 1,687,295.44    43,874.80   7,030.40    36,844.40             121,223.43    536,898.55    658,121.98
       16 1,650,451.04    43,874.80   6,876.88    36,997.92             128,100.31    573,896.47    701,996.78
       17 1,613,453.12    43,874.80   6,722.72    37,152.08             134,823.03    611,048.55    745,871.58
       18 1,576,301.04    43,874.80   6,567.92    37,306.88             141,390.95    648,355.42    789,746.38
       19 1,538,994.17    43,874.80   6,412.48    37,462.32             147,803.43    685,817.75    833,621.18
       20 1,501,531.84    43,874.80   6,256.38    37,618.42             154,059.81    723,436.16    877,495.97
       21 1,463,913.43    43,874.80   6,099.64    37,775.16             160,159.45    761,211.32    921,370.77
       22 1,426,138.27    43,874.80   5,942.24    37,932.56             166,101.69    799,143.88    965,245.57
       23 1,388,205.71    43,874.80   5,784.19    38,090.61             171,885.88    837,234.49  1,009,120.37
       24 1,350,115.10    43,874.80   5,625.48    38,249.32             177,511.36    875,483.81  1,052,995.17
       25 1,311,865.78    43,874.80   5,466.11    38,408.69             182,977.47    913,892.50  1,096,869.97
       26 1,273,457.09    43,874.80   5,306.07    38,568.73             188,283.54    952,461.22  1,140,744.77
       27 1,234,888.37    43,874.80   5,145.37    38,729.43             193,428.91    991,190.66  1,184,619.56
       28 1,196,158.93    43,874.80   4,984.00    38,890.80             198,412.91  1,030,081.46  1,228,494.36
       29 1,157,268.13    43,874.80   4,821.95    39,052.85             203,234.86  1,069,134.31  1,272,369.16
       30 1,118,215.28    43,874.80   4,659.23    39,215.57             207,894.09  1,108,349.87  1,316,243.96
       31 1,078,999.72    43,874.80   4,495.83    39,378.97             212,389.92  1,147,728.84  1,360,118.76
       32 1,039,620.75 1,043,952.50   4,331.75 1,039,620.75             216,721.67  2,187,349.59  2,404,071.26